Exhibit 5.1

March 12, 2024

Nayax Ltd.

3 Arik Einstein Street, Bldg B, 1st floor

Herzliya 4659071, Israel

Re: Nayax Ltd.

Ladies and Gentlemen:

We have acted as Israeli counsel to Nayax Ltd. (the “Company”), in connection with the offer and sale of ordinary shares of the Company, par value NIS 0.001 per share (the “Ordinary Shares”), by the Company and certain shareholders of the Company, pursuant to the Underwriting Agreement, dated March 7, 2024 (the “Underwriting Agreement”), by and among the Company, the selling shareholders named therein (the “Selling Shareholders”) and the Underwriters named in Schedule I therein. The Ordinary Shares are being offered pursuant to a registration statement on Form F-3 (File No. 333-274812) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on October 2, 2023, under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement, filed with the Commission and dated March 7, 2024 (the “Prospectus Supplement”), relating to the offering by the Company and the Selling Shareholders of up to a total of 3,600,000 Ordinary Shares (the “Offered Shares”).

This opinion letter is furnished to you at your request to enable you to satisfy the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, in connection with the filing of the Registration Statement.

In connection herewith, we have examined the originals, photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the articles of association of the Company, as currently in effect (the “Articles”); (ii) minutes and resolutions, as applicable, of each of the board of directors, audit committee and pricing committee of the Company which have heretofore been approved and relate to the Company’s issuance and sale of the Offered Shares (the “Resolutions”) pursuant to the Underwriting Agreement, and other actions to be taken in connection with such issuance and sale; and (iii) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified copies or confirmed as photostatic copies, and the authenticity of the originals of such latter documents. We have also assumed the truth of all facts communicated to us by the Company and that all Resolutions of the Company that have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Offered Shares to be offered and sold by the Company have been duly authorized, and when issued and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable and the issuance of the Offered Shares by the Company will not be subject to preemptive or similar rights under the Companies Law or the Articles.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

Herzog Tower, 6 Yitzhak Sadeh St. Tel Aviv 6777506, Israel Tel: +972-3-692-2020, Fax: +972-3-696-6464

www.herzoglaw.co.il

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Herzog Fox & Neeman

Herzog Fox & Neeman